Exhibit 4.7

SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of is made as of March 03, 2022 (“Execution Date”), by and among Adamas One Corp., a Nevada corporation with offices at 411 University Ridge, Greenville SC (the “Company”) and Sumeru Global Digital Technology Fund, LP, a Cayman Islands Exempted Limited Partnership (hereinafter “Purchaser”). Company and Purchaser may be referred to as a “Party” or collectively as “Parties”.

 The Parties hereby agree as follows:

1.       Purchase and Sale of Preferred Stock.

1.1       Sale and Issuance of Preferred Stock.

(a)       The Company shall have adopted and filed with the Secretary of State of the State of Nevada, on or before each Closing (initial tranche and second tranche as defined below), the Certificate of Designation of Series “A” Convertible Preferred Stock in the form of Exhibit A attached to this Agreement (the “Certificate of Designation of Series “A” Convertible Preferred Stock”).

(b)       Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to Purchaser at the applicable Closing, a certain number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Convertible Preferred Stock”) set forth below, at a purchase price of $5.00 per share, in two tranches, upon the terms and conditions set forth below. The shares of Series A Convertible Preferred Stock issued to Purchaser pursuant to this Agreement shall be referred to in this Agreement as the “Shares.”

1.2       Initial Tranche Closing; Delivery.

(a)       The initial tranche purchase and sale will be for 2,300,000 Shares for the total sum of Eleven Million Five Hundred Thousand ($11,500,000.00) USD, to Purchaser. The initial tranche purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures, at Scottsdale, Arizona, 5:00 p.m., on or within 60 (sixty) days from the Execution Date or at such other time and place as the Company and the Purchaser mutually agrees upon, orally or in writing (which time and place are designated as the “Initial Tranche Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(b)       At each Closing, the Company shall deliver to Purchaser a certificate representing the Shares being purchased by Purchaser at each Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company, by cancellation or conversion of indebtedness or other convertible securities of the Company to Purchaser, or by any combination of such methods.

(c)       In an event the Closing does not take place, for any reason whatsoever, within the stipulated timeline the Purchaser at its sole discretion may extend the stipulated timeline and may invest in tranches within the extended stipulate timeline.

1.3       Sale of Second Tranche of the Series A Convertible Preferred Stock. After the Initial Tranche Closing, the Purchaser agrees to purchase another 1,700,000 Shares (the “Second Tranche Shares”) for the total sum of Eight Million Five Hundred Thousand ( $8,500,000.00) USD (the “Second Tranche”), upon satisfaction of the following milestones, as determined by (i) a majority of the Board of Directors and (ii) the Purchaser’s written confirmation, not to be unreasonably withheld, that all such milestones set forth in Section 1.3(a) and Section 1.3(b) below have been satisfied (the “Milestones”); provided, however, that such Milestones have been achieved within two (2) years following the Initial Tranche Closing.

(a)       The Company’s 12 current systems/reactors are fully operational and producing commercially viable diamonds. In addition to the 12 reactors an additional 10 new reactors should be commissioned and actively growing and producing commercially viable diamonds; and

(b)       The Company must have a minimum of an executed contract with a viable wholesaler(s), distributor(s) and/or retailer(s) for the purchase of the finished goods at a minimum value of 25% of projected sales target for year 1.

1.4       If the Company plans to effectuate a Deemed Liquidation Event prior to the Closing of the Second Tranche, the Company shall give notice to that effect to the Purchaser at least thirty (30) days prior to such Closing and the Purchaser shall have the right to buy all or any portion of the Second Tranche Shares at a price per share of $5.00, any time on or prior to the closing of such Deemed Liquidation Event.

1.5       Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, as it shall be constituted in accordance with the Voting Agreement, the Company will use the proceeds from the sale of the Shares for equipment purchases, build out of new manufacturing facility product development and other general corporate purposes.

1.6       Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)       “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)       “Code” means the Internal Revenue Code of 1986, as amended.

(c)       “Company Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such cases, that are owned or used by the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)       “Indemnification Agreement” means the agreement between the Company and the Purchaser who is entitled to designate a member of the Board of Directors pursuant to the Voting Agreement, dated as of the date of the Initial Tranche Closing, in the form of Exhibit C attached to this Agreement.

(e)       “Investors’ Rights Agreement” means the agreement among the Company and the Purchaser, dated as of the date of the Initial Tranche Closing, in the form of Exhibit D attached to this Agreement.

(f)       “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

(g)       “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the following officers: John G. Grdina, Gerald McGuire and Steven Staehr. Additionally, for purposes of Section 2.8, the Company shall be deemed to have “knowledge” of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(h)       “Management Rights Letter” means the agreement between the Company and Purchaser, dated as of the date of the Initial Tranche Closing, in the form of Exhibit E attached to this Agreement.

(i)       “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company.

(j)       “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)       “Purchaser” means the Purchaser who is a Party to this Agreement.

(l)       “Right of First Refusal and Co-Sale Agreement” means the agreement among the Company, the Purchaser, and certain other stockholders of the Company, dated as of the date of the Initial Tranche Closing, in the form of Exhibit F attached to this Agreement.

(m)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n)       “Transaction Agreements” means this Agreement, the Investors’ Rights Agreement, the Management Rights Letter, the Right of First Refusal and Co-Sale Agreement, the Voting Agreement, and Indemnification Agreement.

(o)       “Voting Agreement” means the agreement among the Company, the Purchaser and certain other stockholders of the Company, dated as of the date of the Initial Tranche Closing, in the form of Exhibit G attached to this Agreement.

2.       Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of the applicable Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5, and 2.6), the term the “Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

2.1       Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2       Capitalization.

(a)       The authorized capital of the Company consists, immediately prior to the Initial Tranche Closing, of:

(i)       100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”), 18,649,250 shares of which are issued and outstanding immediately prior to the Initial Tranche Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no Common Stock in its treasury and currently the Company has no outstanding stock option plans and consequently no shares are subject to any stock option plan.

(ii)       10,000,000 shares of preferred stock, $0.001 par value per share, of which 4,000,000 shares are designated Series A Convertible Preferred Stock, and none of which are issued and outstanding immediately prior to the Initial Tranche Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Company’s Articles of Incorporation and the Certificate of Designation of Series A Convertible Preferred Stock and as provided by the Nevada Revised Statutes. The Company holds no Preferred Stock in its treasury.

(b)       Section 2.2(b) of the Disclosure Schedule sets forth the capitalization of the Company immediately following the Initial Tranche Closing including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) outstanding stock options, including vesting schedule and exercise price; (iii) no shares of Common Stock have been reserved for a stock option plan; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Shares to be issued under this Agreement, (B) the rights provided in Section 4 of the Investors’ Rights Agreement, and (C) the securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of this Agreement and Section 2.2(b) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock or Series A Convertible Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Series A Convertible Preferred Stock. All outstanding shares of the Company’s Common Stock and all shares of the Company’s Common Stock underlying outstanding options are subject to (i) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (ii) a lock-up or market standoff agreement of not less than one hundred eighty (180) days following the Company’s initial public offering pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act.

(c)       None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events, including, without limitation, in the case where any of the Company’s equity incentive plans are not assumed in an acquisition. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(d)       409A. The Company believes in good faith that any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. To the knowledge of the Company, no payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(e)       The Company has obtained valid waivers of any rights by other Parties to purchase any of the Shares covered by this Agreement.

2.3       Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

2.4       Authorization. All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the applicable Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the applicable Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Investors’ Rights Agreement and the Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5       Valid Issuance of Shares. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and subject to the filings described in the Voting Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 3 of this Agreement and in the Voting Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.6       Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Designation of Series “A” Convertible Preferred Stock, which will have been filed prior to the Initial Tranche Closing, and (ii) filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.7       Litigation. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened in writing (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company) . There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.8       Intellectual Property.

(a)       The Company owns or possesses sufficient legal rights to all Company Intellectual Property without any known conflict with, or infringement of, the rights of others, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. The Company has not received any communications alleging that the Company has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)       To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)       Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)       The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e)       Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company that (i) relate, at the time of conception, reduction to practice, development, or making of such intellectual property right, to the Company’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(f)       Section 2.8(f) of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company.

(g)       The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP; (iii) the creation of any obligation for the Company with respect to Company IP owned by the Company, or the grant to any third party of any rights or immunities under Company IP owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company IP.

(h)       No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

2.9       Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of its Restated Certificate or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10       Agreements; Actions.

(a)       Except for the Transaction Agreements and as set forth in the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $50,000.00, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)       Except as set forth in the Disclosure Schedule, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $50,000.00 or in excess of $100,000.00 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of (a) and (b) of this Section 2.10, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)       The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

(d)       The Company has not engaged in the past three (3) months in any discussion with any representative of any Person regarding (i) a sale or exclusive license of all or substantially all of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another Person.

2.11       Certain Transactions.

(a)       Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes of the Board of Directors (previously provided to the Purchaser or their respective counsel), and (iv) the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)       Except as set forth in the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or, to the Company’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers, employees or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company; or (iii) financial interest in any material contract with the Company.

2.12       Rights of Registration and Voting Rights. Except as provided in the Investors’ Rights Agreement and in Schedule 2.12 of the Disclosure Schedule, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Voting Agreement, no stockholder of the Company has entered into any agreements with respect to the voting of capital shares of the Company.

2.13       Property. Except as set forth in the Disclosure Schedule, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The Company does not own any real property.

2.14       Financial Statements. The Company has delivered to Purchaser its audited financial statements for the fiscal year ended September 30, 2020 and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2021 (the “Balance Sheet Date “) (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.15       Changes. Except as set forth in the Disclosure Schedule, since the Balance Sheet Date there has not been:

(a)       any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)       any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)       any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)       any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)       any material changes to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f)       any material changes in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)       any resignation or termination of employment of any officer or Key Employee of the Company;

(h)       any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(i)       any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)       any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(k)       any sale, assignment or transfer of any Company Intellectual Property other than in the ordinary course of business;

(l)       receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(m)       to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(n)       any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16       Employee Matters.

(a)       To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)       Except as set forth in the Disclosure Schedule, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. The Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)       To the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)       The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board of Directors.

(e)       Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(f)       Section 2.16(f) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(g)       The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

(h)       To the Company’s knowledge, none of the Key Employees or directors of the Company has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding in relation to any financial fraudulent activity (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17       Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18       Insurance. The Company has in full force and effect insurance policies concerning such casualties as would be reasonable and customary for companies like the Company, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19       Employee Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchaser or their respective counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms delivered to the Purchaser or its counsel. The Company is not aware that any of its Key Employees is in violation of any agreement described in this Section 2.19.

2.20       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21       Corporate Documents. The Articles of Incorporation, Certificate of Designation of Series “A” Convertible Preferred Stock, and Bylaws of the Company as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.22       83(b) Elections . To the Company’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock.

2.23       Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.24       Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 2.24, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.25       Foreign Corrupt Practices Act. Neither the Company nor any of its directors, officers, employees or agents have, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, or (iii) securing any improper advantage, in the case of (i), (ii) and (iii) above in order to assist the Company or any of its affiliates in obtaining or retaining business for or with, or directing business to, any person. Neither the Company nor any of its directors, officers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation. The Company further represents that it has maintained, and has caused each of its subsidiaries and affiliates to maintain, systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) and written policies to ensure compliance with the FCPA or any other applicable anti-bribery or anti-corruption law, and to ensure that all books and records of the Company accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law (collectively, “Enforcement Action”).

2.26       Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company, the Company is and has been, to the Company’s knowledge, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions, (ii) the Company’s privacy policies and public written statements regarding the Company’s privacy or data security practices, and (iii) the requirements of any contract codes of conduct or industry standards, including, without limitation, the Payment Card Industry Data Security Standard, by which the Company is bound. The Company maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent the Company maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, the Company is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder. The Company is and has been, to the Company’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company such that Privacy Requirements require or required the Company to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

2.27       Export Control and Anti-Money Laundering Laws.

(a)       The Company has conducted all export transactions in accordance with applicable provisions of United States export control laws and regulations, including the Export Administration Regulations, the International Traffic in Arms Regulations, the regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, and the export control laws and regulations of any other applicable jurisdiction. Without limiting the foregoing: (i) the Company has obtained all export licenses and other approvals, timely filed all required filings and has assigned the appropriate export classifications to all products, in each case as required for its exports of products, software and technologies from the United States and any other applicable jurisdiction; (ii) the Company is in compliance with the terms of all applicable export licenses, classifications, filing requirements or other approvals; (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such exports, classifications, required filings or other approvals; (iv) there are no pending investigations related to the Company’s exports; and (v) there are no actions, conditions, or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any material future claims.

(b)       The operations of the Company are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the applicable anti-money laundering statutes of jurisdictions where the Company conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

2.28       CFIUS Representations. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

2.29       Disclosure. The Company has made available to the Purchaser all the information reasonably available to the Company that the Purchaser have requested for deciding whether to acquire the Shares, including certain of the Company’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan was prepared in good faith; however, the Company does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company has not delivered to the Purchaser, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

3.       Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1       Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2       Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3       Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchaser to rely thereon.

3.4       Restricted Securities. The Purchaser understands that the Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which it may be converted, for resale except as set forth in the Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5       No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6       Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)       Any legend set forth in, or required by, the other Transaction Agreements.

(b)       Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legend.

3.7       Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8       Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9       Intentionally Omitted.

3.10       No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11       Reliance. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company.

4.       Conditions to the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Shares at the Initial Tranche Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1       Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct in all respects as of such Closing.

4.2       Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before such Closing.

4.3       Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchaser at such Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4       Qualifications . All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5       Opinion of Company Counsel. The Purchaser shall have received from Greenberg Traurig, LLP, counsel for the Company, an opinion, dated as of the Initial Tranche Closing, in substantially the form of Exhibit I attached to this Agreement.

4.6       Board of Directors. As of the Initial Tranche Closing, the authorized size of the Board shall be 7, and the Board shall be comprised of Jay Grdina, Thierry Chaunu, Alan Menkes, Paul Vassilakos, George Chien, Adamas appointed director, and a Sumeru appointed Director.

4.7       Indemnification Agreement. The Company shall have executed and delivered the Indemnification Agreements.

4.8       Investors’ Rights Agreement. The Company and the Purchaser shall have executed and delivered the Investors’ Rights Agreement.

4.9       Right of First Refusal and Co-Sale Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

4.10       Voting Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

4.11       Certificate of Designation of Series A Convertible Preferred Stock. The Company shall have filed the Certificate of Designation of Series A Convertible Preferred Stock with the Secretary of State of Nevada on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.

4.12       Secretary’s Certificate . The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Certificate of Designation of Series “A” Convertible Preferred Stock and Bylaws of the Company as in effect at the Closing, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Restated Certificate.

4.13       Proceedings and Documents . All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Purchaser, and Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.14       Minimum Number of Shares at Initial Tranche Closing. A minimum of 2,300,000 Series A Convertible Preferred Shares must be purchased at the Initial Tranche Closing.

4.15       Management Rights . A Management Rights Letter shall have been executed by the Company and delivered to the Purchaser to whom it is addressed.

5.       Conditions of the Company’s Obligations at Closing. The obligations of the Company to sell Shares to the Purchaser at the Initial Tranche Closing, or subsequent Closings, are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1       Representations and Warranties. The representations and warranties of Purchaser contained in Section 3 shall be true and correct in all respects as of such Closing.

5.2       Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3       Qualifications . All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4       Investors’ Rights Agreement. The Purchaser shall have executed and delivered the Investors’ Rights Agreement.

5.5       Right of First Refusal and Co-Sale Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Right of First Refusal and Co-Sale Agreement.

5.6       Voting Agreement. The Purchaser and the other stockholders of the Company named as parties thereto shall have executed and delivered the Voting Agreement.

5.7       Minimum Number of Shares at Initial Tranche Closing. A minimum of 2,300,000 Series A Convertible Preferred Shares must be sold at the Initial Tranche Closing.

6.       Miscellaneous.

6.1       Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company.

6.2       Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3       Assignability: The Purchaser may, at its sole discretion, assign any of its rights under the Transaction Agreements, to any of its Affiliates or any of its investors, provided that such transfer complies with applicable laws and that such party is not a competitor of the Company.

6.4       Governing Law. This Agreement shall be governed by the internal law of the State of Nevada, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Nevada.

6.5       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.6       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.7       Notices.

(a)       General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the Party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to John G. Grdina, 17767 N. Perimeter Drive, Suite B115, Scottsdale, AZ 85255, and if notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be given to Greenberg Traurig, LLP, 18585 Jamboree Road, Suite 500, Irvine, CA 92612, Attn: Raymond A. Lee, Esq., Email: leer@gtlaw.com; a copy (which copy shall not constitute notice) shall also be given to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111, Attn: Thomas Burton, Esq., Email: TRBurton@mintz.com.

(b)       Consent to Electronic Notice. The Purchaser consents to the delivery of any stockholder notice pursuant to the Nevada Revised Statutes (the “NRS”), as amended or superseded from time to time, by electronic transmission pursuant to Section 719 of the NRS (or any successor thereto) at the e-mail address set forth below such Purchaser’s name on the signature page, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. The Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

6.8       No Finder’s Fees. Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.9       Fees and Expenses. At the Closing, the Company shall pay the reasonable fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., the counsel for the Purchaser.

6.10       Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

6.11       Amendments and Waivers. Except as set forth in Section 1.3(a) of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Purchaser. Any amendment or waiver effected in accordance with this Section 6.09 shall be binding upon the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

6.12       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.13       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

6.14       Entire Agreement. This Agreement (including the Exhibits hereto), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

6.15       Termination of Closing Obligations . The Purchaser shall have the right to terminate its obligations to complete the Initial Tranche Closing, or any other Closing as the case may be, if prior to the occurrence thereof, any of the following occurs:

(a)       the Company consummates a Deemed Liquidation Event (as defined in the Restated Certificate);

(b)       the closing of an initial public offering of the Company, in which case the Purchaser may terminate their obligations hereunder immediately prior to, or contingent upon, such closing; or

(c)       the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

6.16       Dispute Resolution. The Parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Nevada and to the jurisdiction of the United States District Court for the District of Nevada for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Nevada or the United States District Court for the District of Nevada, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

6.17       Waiver of Conflicts. Each Party to this Agreement acknowledges that Greenberg Traurig, LLP, counsel for the Company, may have in the past performed, and may continue to or in the future perform, legal services for the Purchaser in matters that are similar, but not substantially related, to the transactions described in this Agreement, including the representation of such Purchaser in venture capital financings and other matters. Accordingly, each Party to this Agreement hereby acknowledges that (a) they have had an opportunity to ask for information relevant to this disclosure, and (b) Greenberg Traurig, LLP represents only the Company with respect to the Agreement and the transactions contemplated hereby. The Company gives its informed consent to Greenberg Traurig’s representation of the Purchaser in matters not substantially related to this Agreement, and the Purchaser give their informed consent to Greenberg Traurig’s representation of the Company in connection with this Agreement and the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Series A Convertible Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:

ADAMAS ONE CORP.

By:	/s/ John G. Grdina
Name: John G. Grdina
Title: Chief Executive Officer

PURCHASERS:

SUMERU GLOBAL DIGITAL TECHNOLOGY FUND, LP

By:	/s/ Saumen Chakraborty
Name: Saumen Chakraborty
Title: Managing Director

Signature Page to Stock Purchase Agreement

EXHIBITS

Exhibit A	-	CERTIFICATE OF DESIGNATION of SERIES “A” CONVERTIBLE PREFERRED STOCK

Exhibit B	-	DISCLOSURE SCHEDULE

Exhibit C	-	FORM OF INDEMNIFICATION AGREEMENT

Exhibit D	-	FORM OF INVESTORS’ RIGHTS AGREEMENT

Exhibit E	-	FORM OF MANAGEMENT RIGHTS LETTER

Exhibit F	-	FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit G	-	FORM OF VOTING AGREEMENT

Exhibit H	-	FORM OF LEGAL OPINION OF COMPANY COUNSEL

EXHIBIT A

CERTIFICATE OF DESIGNATION

of

SERIES “A” CONVERTIBLE PREFERRED STOCK

of

ADAMAS ONE CORP.

Pursuant to Section 78.195 of the Revised Statutes of the State of Nevada

ADAMAS ONE CORP., a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), does hereby certify that, pursuant to the authority conferred on its board of directors (the “Board of Directors”) by its articles of incorporation (the “Articles of Incorporation”), as amended, and in accordance with Section 78.195 of the Revised Statutes of the State of Nevada, the Board of Directors (or, as to certain matters allowed by law, a duly authorized committee thereof) adopted the following resolution establishing a series of Four Million (4,000,000) shares of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock (as subsequently defined).

RESOLVED, that pursuant to the authority conferred on the Board of Directors of this Corporation by the Articles of Incorporation, a series of Preferred Stock, $0.001 par value, of the Corporation be and hereby is established and created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Series “A” Convertible Preferred Stock

1.       Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Convertible Preferred Stock,” and the number of shares constituting such series shall be Four Million (4,000,000).

2.       Stated Capital. The amount to be represented in stated capital at all times for each share of Series A Convertible Preferred Stock shall be $0.001.

3.       Rank. All shares of Series A Convertible Preferred Stock shall rank prior to all of the Corporation’s Common Stock, par value $0.001 per share (the “Common Stock”), now or hereafter issued, both as to payment of dividends and as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, or upon a Deemed Liquidation Event (as subsequently defined), whether voluntary or involuntary.

4.       Dividends. A dividend equal to 6% of the Original Issue Price, if and when declared by the Board of Directors, will be payable to the holders of shares of Convertible A Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation or this Certificate of Designation) the holders of the Series A Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, in addition to the dividends payable pursuant to the first sentence of this Section 4, a dividend on each outstanding share of Series A Convertible Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Convertible Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Convertible Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Convertible Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one (1) class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Convertible Preferred Stock pursuant to this Section 4 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Convertible Preferred Stock dividend. The “Original Issue Price” shall mean, with respect to the Series A Convertible Preferred Stock, $5.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.

5.	Liquidation Preference.

(a)       Preferential Payments to Holders of Series A Convertible Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and in the event of a Deemed Liquidation Event (as subsequently defined), the holders of shares of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as subsequently defined), as applicable, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (i) the Original Issue Price, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Convertible Preferred Stock been converted into Common Stock pursuant to Section 7 hereof immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Convertible Preferred Stock the full amount to which they shall be entitled under this Section 5(a), the holders of shares of Series A Convertible Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)       Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Series A Convertible Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Series A Convertible Preferred Stock pursuant to Section 5(a) or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

I       Definition of Deemed Liquidation Event. A merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) and a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company will be treated as a liquidation event (a ” Deemed Liquidation Event”), thereby triggering payment of the liquidation preferences described above; provided, however, that if the holders of a majority of the Series A Convertible Preferred Stock (“Requisite Holders”) elect otherwise by written notice sent to the Corporation at least fifteen (15) days prior to the effective date of such event, then such event shall not so qualify as a “Deemed Liquidation Event.” The entitlement of the holders of Series A Convertible Preferred Stock to their liquidation preference shall not be abrogated or diminished in the event part of the consideration is subject to escrow in connection with a Deemed Liquidation Event.

(d)       Redemption. In the event of a Deemed Liquidation Event which is: (i) a merger or consolidation in which a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, or (ii) a sale, lease, transfer, exclusive license or other disposition by the Corporation or any subsidiary of the Corporation of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation, if the Corporation does not effect a dissolution of the Corporation under the general corporation law of the State of Nevada (the “General Corporation Law”) within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A Convertible Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Series A Convertible Preferred Stock, and (iii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event (the “Redemption Notice”), the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Nevada law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event (“Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Amount (“Redemption Price”). Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Nevada law governing distributions to stockholders. The provisions of Section 5I shall apply to the redemption of the Preferred Stock pursuant to this Section 5. Prior to the distribution or redemption provided for in this Section 5(d), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

I       Redemption Procedures. Each Redemption Notice shall state: (i) the number of shares of Series A Convertible Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; (ii) the Redemption Date and the Redemption Price; (iii) the date upon which the holder’s right to convert such shares terminates; and (iv) for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Convertible Preferred Stock to be redeemed. On or before the applicable Redemption Date, each holder of shares of Series A Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 7, shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Convertible Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A Convertible Preferred Stock shall promptly be issued to such holder. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Convertible Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A Convertible Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Convertible Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates therefor. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(f)       Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event in which the Corporation is a constituent party, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(a) and 5(b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 5(a) and 5(b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 5(f), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

6.	Voting Rights.

(a)       General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the provisions of the Articles of Incorporation or this Certificate of Designation, holders of Preferred Stock shall vote together with the holders of Common Stock as a single class and on an as-converted to Common Stock basis.

(b)       Election of Directors. So long as any shares of Series A Convertible Preferred Stock remain outstanding, the holders of record of the shares of Series A Convertible Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series A Director”); provided, however, for administrative convenience, the initial Series A Director may also be appointed by the Board of Directors of the Corporation in connection with the approval of the initial issuance of Series A Convertible Preferred Stock without a separate action by the holders of Series A Convertible Preferred Stock. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the holders of shares of Series A Convertible Preferred Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 6(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Convertible Preferred Stock elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect such person to fill such directorship, voting exclusively and as a separate class. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Section 6(b), a vacancy in any directorship filled by the holders of any class or classes or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or classes or series or by any remaining director or directors elected by the holders of such class or classes or series pursuant to this Section 6(b).

I       Authorized Shares. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one (1) or more series of Preferred Stock that may be required by the terms of the Articles of Incorporation or this Certificate of Designation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote.

7.           Optional Conversion. The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

7.1	Right to Convert.

(a)       Conversion Ratio. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as subsequently below) in effect at the time of conversion. The “Conversion Price” applicable to the Series A Convertible Preferred Stock shall initially be equal to $5.00. Such initial Conversion Price, and the rate at which shares of Series A Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)       Termination of Conversion Rights. In the event of a notice of redemption of any shares of Preferred Stock pursuant to Section 5(d) hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series a Convertible Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Sections 5(a) to holders of Series A Convertible Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.

7.2	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the number of shares of Common Stock to be issued upon conversion of the Series A Convertible Preferred Stock shall be rounded to the nearest whole share.

7.3         Mechanics of Conversion.

(a)       Notice of Conversion. In order for a holder of Series A Convertible Preferred Stock to voluntarily convert shares of Series A Convertible Preferred Stock into shares of Common Stock, such holder shall (A) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Series A Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Series A Convertible Preferred Stock and, if applicable, any event on which such conversion is contingent and (B), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Series A Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series A Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) if the Corporation’s shares of capital stock are certificated, issue and deliver to such holder of Series A Convertible Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series A Convertible Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Series A Convertible Preferred Stock converted.

(b)       Reservation of Shares. The Corporation shall at all times when the Series A Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Articles of Incorporation of this Certificate of Designation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.

I       Effect of Conversion. All shares of Series A Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Series A Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

(d)       No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Series A Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

I       Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Convertible Preferred Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

7.4         Adjustments to Conversion Price for Diluting Issues.

(a)       Special Definitions. For purposes hereof, the following definitions shall apply:

(i)	“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 7.4I below, deemed to be issued) by the Corporation after the first date following the date the first share of Series A Convertible Preferred Stock was issued (the “Original Issue Date”), other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(A)	as to any series of Preferred Stock shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock;

(B)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Sections 7.5, 7.6, 7.7, or 7.8;

I	shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation;

(D)	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities outstanding as of the date of filing of this Certificate of Designation with the Nevada Secretary of State or approved by the Board of Directors of the Corporation, including the approval of the Series A Director, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

I	shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors of the Corporation, including the approval of the Series A Director; or

(F)	shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board of Directors of the Corporation, including the Series A Director.

(ii)	“Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(iii)	“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)	No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

I	Deemed Issue of Additional Shares of Common Stock.

(i)	If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii)	If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.4(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (ii) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (y) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(iii)	If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.4(d) (either because the consideration per share (determined pursuant to Subsection 7.4I) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (x) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (y) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 7.4I(i)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv)	Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.4(d), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(v)	If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 7.4I shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (ii) and (iii) of this Subsection 7.4I). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 7.4 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(d)	Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Execution Date issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 7.4I), without consideration or for a consideration per share less than the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issuance or deemed issuance, to the consideration per share received by the Corporation for such issue or deemed issue of the Additional Shares of Common Stock; provided that if such issuance or deemed issuance was without consideration, then the Corporation shall be deemed to have received an aggregate of one-tenth of a cent ($0.001) of consideration for all such Additional Shares of Common Stock issued or deemed to be issued.

I	Determination of Consideration. For purposes of this Subsection 7.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(i)	Cash and Property. Such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(B)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation, including the Series A Director; and

I	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (B) and (C) above, as determined in good faith by the Board of Directors of the Corporation, including the Series A Director.

(ii)	Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 7.4I, relating to Options and Convertible Securities, shall be determined by dividing:

(A)	The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(f)	Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 7.4(d), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

7.5       Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

7.6       Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1)	the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)	the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series Seed Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

7.7       Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 5 hereof do not apply to such dividend or distribution, then and in each such event the holders of Series A Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Convertible Preferred Stock had been converted into Common Stock on the date of such event.

7.8       Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 5I, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series A Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 7.4, 7.6 or 7.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series A Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 7 with respect to the rights and interests thereafter of the holders of the Series A Convertible Preferred Stock, to the end that the provisions set forth in this Section 7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Convertible Preferred Stock.

7.9       Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Convertible Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Convertible Preferred Stock.

7.10       Notice of Record Date. In the event:

(i)	the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)	of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii)	of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series A Convertible Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice.

8.       Mandatory Conversion.

8.1       Trigger Events . Upon either (a) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20 million of gross proceeds, net of the underwriting discount and commissions, to the Corporation and in connection with such offering the Common Stock is listed for trading on the Nasdaq Stock Market’s National Market, the New York Stock Exchange or another exchange or marketplace approved the Board of Directors or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), then (i) all outstanding shares of Series A Convertible Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate as calculated pursuant to Subsection 7.1(a) and (ii) such shares may not be reissued by the Corporation.

8.2       Procedural Requirements. All holders of record of shares of Series A Convertible Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A Convertible Preferred Stock pursuant to this Section 8. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A Convertible Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Convertible Preferred Stock converted pursuant to Subsection 8.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 8.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Convertible Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Series A Convertible Preferred Stock converted. Such converted Series A Convertible Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Convertible Preferred Stock accordingly.

9.       Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times serve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series A Convertible Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series A Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Nevada, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of Series A Convertible Preferred Stock. If any shares of Common Stock required to be reserved for purposes of conversion of the Series A Convertible Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock. The Corporation will pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series A Convertible Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue of delivery of Common Stock (or other securities or assets) in a name other than that which the shares of Series A Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

10.       Protective Provisions. At any time when any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following without (in addition to any other vote required by law, the Articles of Incorporation, or this Certificate of Designation of Series “A” Convertible Preferred Stock) the written consent or affirmative vote of the holders of a majority of the Series A Convertible Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect.

10.1       liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, or consent to any of the foregoing;

10.2       amend, alter or repeal any provision of the Corporation’s Articles of Incorporation, this Certificate of Designation, or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A Convertible Preferred Stock;

10.3       (i) create, or authorize the creation of, or issue or obligate itself to issue shares of, or reclassify, any capital stock unless the same ranks junior to the Series A Convertible Preferred Stock with respect to its rights, preferences and privileges, (ii) increase the authorized number of shares of Common Stock or Preferred Stock or any additional class or series of capital stock of the Corporation, including the Series A Convertible Preferred Stock, or (iii) notwithstanding anything in the Articles of Incorporation, issue or obligate itself to issue shares of Preferred Stock (other than Series A Convertible Preferred Stock) or file any certificate of designation with the Nevada Secretary of State following the date of filing of this Certificate of Designation;

10.4       purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Series A Convertible Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, or (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the lower of the original purchase price or fair market value thereof;

10.5       create, or authorize the creation of, or issue, or authorize the issuance of any debt security or create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business) or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $1,000,000 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course unless such debt security has received the prior approval of the Board of Directors, including the approval of the Series A Director;

10.6       create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one (1) or more other subsidiaries) by the Corporation, or permit any subsidiary to create, or authorize the creation of, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

10.7       increase or decrease the authorized number of directors constituting the Board of Directors or change the number of votes entitled to be cast by any director or directors on any matter; or

10.8       create, adopt, amend, terminate or repeal any equity (or equity-linked) compensation plan or amend or waive any of the terms of any option or other grant pursuant to any such plan.

Exhibit B

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of the Series A Preferred Stock Purchase Agreement, dated as of February [●], 2022 (the “Agreement”), between Adamas One Corp. (the “Company”) and the Purchasers listed on Schedule A thereto. All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in the Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by the Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive, and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been provided to the Purchasers or their respective counsel.

Schedule 2.2(b)

ADAMAS CAPITALIZATION TABLE

Post Close and Sumeru $20.0 mill Facility Conversion O/S & Fully Diluted

Common Stock $.001 par value 100,000,000 Authorized

Prefered Stock Series A $.001 par value 10,000,000 Authorized (Total Authorized 110,000,000*)

As of 1/11/23022

		Preferred Shares	% Outstanding	Common Shares	% Outstanding	% Fully Diluted
Adamas One Corp. Founder Shares:
Diamond Technologies, LLC (John Grdina)	Jay			4,827,257	25.9%	19.3%
PrivateCo, LLC (John Grdina)	Jay			1,203,964	6.5%	4.8%
Pubco, LLC (John Grdina)	Jay			1,145,000	6.1%	4.6%
Lucid Technologies, LLC (John Grdina)	Jay			743,072	4.0%	3.0%
Cleanedge Technology, LLC (John Grdina)	Jay			646,893	3.5%	2.6%
Jayden Grdina	Jay			600,000	3.2%	2.4%
Justice Grdina	Jay			600,000	3.2%	2.4%
Elle Grdina	Jay			600,000	3.2%	2.4%
John Grdina	Jay			300,000	1.6%	1.2%
KeyKlub, LLC	Jay			50,000	0.3%	0.2%
Safeguard Property Holdings, LLC				475,000	2.5%	1.9%
Cynthia Naas				300,000	1.6%	1.2%
SRAX, Inc.				68,750	0.4%	0.3%
Logo Consulting, LLC				41,071	0.2%	0.2%
Proactive Capital Partners				25,000	0.1%	0.1%
Michael Silber				25,000	0.1%	0.1%
Scarlett Fontaine DeMott				10,000	0.1%	0.0%
Tyler Guarino				10,000	0.1%	0.0%
Jeremy Maul				5,715	0.0%	0.0%
Bert Guerrette				5,000	0.0%	0.0%
David James				2,500	0.0%	0.0%
Michael James				2,500	0.0%	0.0%
Stephen James				2,500	0.0%	0.0%
Matthew Thompson				2,500	0.0%	0.0%
Paul Thompson				2,500	0.0%	0.0%
Joel Mackey				2,500	0.0%	0.0%
John Joseph Grdina				2,500	0.0%	0.0%
James Grdina				2,500	0.0%	0.0%
Robert Grdina				2,500	0.0%	0.0%
Andrew Grdina				2,500	0.0%	0.0%
Total Founder’s Shares				11,706,722	62.8%	46.9%
Scio Diamond Technology Corp. Shareholders (See “Scio Shareholders” Tab)				800,000	4.3%	3.2%
Scio Diamond Technology Corp. **				210,778	1.1%	0.8%
Issued to HGI (350,000 Shares Issued to Four Individuals @ 87,500 shares each)
Bill Coleman				87,500	0.5%	0.4%
Vivian Wong				87,500	0.5%	0.4%
Sudhirkumar Patel				87,500	0.5%	0.4%
Marchall Cole				87,500	0.5%	0.4%
Shares Issued for Purchase from SCIO				1,360,778	7.3%	5.5%
Grants issued to Employees per Contracts:
Gerald Mcguire COO				600,000	3.2%	2.6%
Steven Staehr CFO				550,000	2.9%	2.4%
Stephen Adams Directot of Research and Development				200,000	1.1%	0.9%
Jessica Demott Executive Office Staff				20,000	0.1%	0.1%
Total grants issued to Employees				1,370,000	7.3%	5.9%

		Preferred Shares	% Outstanding	Common Shares	% Outstanding	% Fully Diluted
PHE Limited LLC				750,000	4.0%	3.2%
Spartan Investments, LLC				498,000	2.7%	2.1%
White Bear Group, LLC				400,000	2.1%	1.7%
Cascade Investments Pte Ltd				400,000	2.1%	1.7%
Element 04, LLC				280,000	1.5%	1.2%
Element 14, LLC				280,000	1.5%	1.2%
Sibilla Advisors				100,000	0.5%	0.4%
Innovation Center, LLC				80,000	0.4%	0.3%
Olea Management, LLC				80,000	0.4%	0.3%
Terry Dean				32,500	0.2%	0.1%
MCM Consulting, LLC				20,000	0.1%	0.1%
Johnson Consulting Group, Inc.				106,500	0.6%	0.5%
Jason Hemmi				10,000	0.1%	0.0%
Shares Issued for Consulting				3,037,000	16.3%	13.0%
Total Stock Purchase Agreements (SPA’s)
Legend Consulting, LLC				503,500	2.7%	2.0%
One Eyed Jack Enterprises, LLC				400,000	2.1%	1.6%
George Johnson				100,000	0.5%	0.4%
Anglefy Family Trust				55,000	0.3%	0.2%
Robert Salna				37,500	0.2%	0.2%
Nicholas Vassilakos				20,000	0.1%	0.1%
Terry Dean				12,500	0.1%	0.1%
Kevin Buckner				10,000	0.1%	0.0%
Azure Jones				10,000	0.1%	0.0%
Wonda Kinnan				6,250	0.0%	0.0%
William Friedman				5,000	0.0%	0.0%
Kurt Birchler				5,000	0.0%	0.0%
John Carroll				2,500	0.0%	0.0%
Kristopher Buckner				2,500	0.0%	0.0%
Frank Santorelli				2,500	0.0%	0.0%
Carl Carlson				2,500	0.0%	0.0%
Stock Purchase Agreements (SPA’s) Qualified Investors Private Placement 2019 to Date				1,174,750	6.3%	4.7%
Total Issued And Outstanding				18,649,250	100.0%	80.0%
Sumeru Shares $20 million Facility Converted @ $5.00 per share		4,000,000	100%		17.7%	16.0%
Total Preferred and Common Shares .001 Par Value Issued and O/S at 11/2/2021 Including Sumeru Transaction Fully Funded		4,000,000	100%	22,649,250	100.0%	97.1%
7% Convertible Debt with public conversion right by Adamas (Subject to Increase for Interest from 9/30/2021 to IPO)***				670,279	2.7%
Southwest Highlands LLC Interest Shares to be allocated at a later date				11,625	0.0%
8% Senior Secured Convertible Note @ 35% discount on $5 per share				936,577	5.0%
Employee granted Shares for the CEO, 1/1/22	Jay			700,000	2.8%
Total Fully Diluted Shares Outstanding if Fully Converted /Exercised				24,967,731	100.0%	100.0%
Total Sumeru Percentage Holdings on a Fully Diluted Basis					16.0%
Total John Grdina Controlled Shares				11,416,186	45.7%	45.7%

The above capitalization table provides for all shares/common stock issued or to be issued by the Company against any convertible securities, convertible notes, options, or loans with conversion option, warrants issued or committed to be issued by the Company as of the Execution Date, whether convertible or exercisable at the time of the Initial Tranche Closing or otherwise. After giving effect to any such instruments, commitments, securities, options or warrants, Purchaser’s shareholding shall not be less than 16% of the resulting fully diluted capital of the Company.

Schedule 2.2(d)

ADAMAS SECTION 409A

NONE.

Schedule 2.7

PENDING LITIGATION

NONE.

Schedule 2.8(f)

ADAMAS INTELLECTUAL PROPERTY1

Adamas One

Corp

Patent Portfolio

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
System and Method for Producing Synthetic Diamond	Issued	09/312,326	6,582,513	A method of forming synthetic monocrystalline diamond comprising the steps of: a) growing diamond by a chemical vapor deposition process in which one or more impurities are controlled in one or more diamond layers in order to provide improved properties; b) growing the diamond to an overall thickness of at least about 20 microns; and c) optionally, removing the grown diamond, wherein the step of controlling the impurity comprises lowering the nitrogen concentration to substantially below normal levels while maintaining the isotope concentration at normal or near-normal levels.	5/14/1999	6/24/2003

[1]	NTD – Company to provide USPTO assignment filings.

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
SYSTEM AND METHOD FOR PRODUCING SYNTHETIC DIAMOND	Issued	2001281404	2001281404		8/8/2001	2/24/2003
SYSTEM AND METHOD FOR PRODUCING SYNTHETIC DIAMOND	Issued	2,456,847	2,456,847		5/8/2012	4/23/2013
METHOD OF GROWING SINGLE CRYSTAL DIAMOND IN A PLASMA REACTOR	Issued	10/977,437	8,187,380	1. A method of growing single crystal diamond, the method comprising: polishing a CVD grown single crystal seed having a (100) orientation; placing the seed in a substrate holder in a plasma reactor; evacuating the reactor to a pressure of less than 10 millitorr; backfilling the reactor with hydrogen having a purity of at least approximately 99.999%; providing power to create a plasma ball; heating the substrate holder to approximately 900° C.; adding a mixture of methane and hydrogen; converting part of the hydrogen to atomic hydrogen; selectively adding nitrogen, wherein the nitrogen is substitutionally incorporated into a growing diamond lattice above a background nitrogen concentration level; after formation of a desired thickness of single crystal diamond, terminating the flow of methane and hydrogen; after the end of flow of the methane and hydrogen, terminating the power to extinguish the plasma ball; and cooling the substrate holder to room temperature.	10/29/2004	5/29/2012
SYSTEM AND METHOD FOR PRODUCING SYNTHETIC DIAMOND	Issued	12/047,884	7,879,148	1. A method of forming a synthetic diamond, the synthetic diamond comprising at least one monocrystalline diamond layer, the method comprising the steps of: (a) forming synthetic diamond by chemical vapor deposition, from a feed comprising a carbon source comprising 12C, in a layer to a thickness of at least 20 microns, and (b) controlling in the feed gas concentrations of: (i) 12C; (ii) a first element with atoms larger than carbon atoms; and (iii) a second element, a crystal of which having a smaller lattice constant than normal diamond; wherein the synthetic diamond comprises less than about 1.1% by weight of the second element and about 5 to about 50 parts per million parts of diamond of the first element.	3/13/2008	1/1/2011
GROWN DIAMOND MOSAIC SEPARATION	Issued	11/186,421	8,048,223	1. A method of forming a diamond, comprising: growing a single crystal diamond on a plurality of seed diamonds; polishing the grown single crystal diamond; implanting the grown single crystal diamond with hydrogen ions through a polished surface; and separating the grown diamond from the plurality of seed diamonds at the layer of hydrogen ion implantation, thereby separating a single crystal grown diamond from a plurality of seed diamonds having a single crystal diamond layer grown thereon.	7/21/2005	11/1/2011

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
ENHANCED DIAMOND POLISHING	Issued	11/326,242	7,238,088	1. A method of finishing a CVD grown single crystal diamond that has been planarized using non contact polishing technique, the method comprising: rotating polishing pads with a colloidal soft particle solution to remove residue left by the non contact polishing technique.	1/5/2006	7/3/2007
SYSTEM AND METHOD FOR PRODUCING SYNTHETIC DIAMOND	Issued	10/409,982	7,258,741	1. A method of forming a synthetic monocrystalline diamond structure comprising the steps of: a) forming on a diamond substrate by a chemical vapor deposition process a synthetic monocrystalline diamond comprising one or more doped diamond layers, each incorporating one or more impurities and one or more carbon isotopes; and b) selecting concentrations of the one or more carbon isotopes and the one or more impurities during the formation of each doped diamond layer such that the synthetic monocrystalline diamond structure has substantially limited lattice strain, the concentration s being selected 30iborane30i on 30 for each doped diamond layer, the one or more carbon isotopes in at least one of the one or more doped diamond layers comprising a concentration of 13C greater than 1%.	4/8/2003	8/21/2007

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
TUNABLE CVD DIAMOND STRUCTURES	Issued	10/328,987	6,858,080	1. A method of forming a synthetic monocrystalline diamond comprising the steps of: a) forming on a substrate by a chemical vapor deposition process a first synthetic diamond layer incorporating one or more impurities and one or more carbon isotopes; and b) selecting concentrations of the one or more carbon isotopes and the one or more impurities during the formation of the first synthetic diamond layer, in order to form the first synthetic diamond layer with a predetermine d lattice constant having a corresponding level of lattice strain, wherein the level of lattice strain corresponds to how much the lattice constant of the first synthetic diamond layer varies from a lattice constant of natural diamond, wherein a ratio comprised of a difference between the lattice constant of the first synthetic diamond layer and the lattice constant of pure diamond over the lattice constant of pure diamond is used in determining a critical thickness that the first synthetic diamond layer can be formed to without damaging the layer, wherein the critical thickness of the first synthetic diamond layer is the level which if exceeded results in dislocations in the diamond structure followed by fracturing of the diamond structure, wherein the formation of the dislocations in the first synthetic diamond layer can be lessened or eliminated by further forming by a chemical vapor deposition process a series of synthetic diamond layers that alternate in tension and compression thereon.	12/24/2002	2/22/2005

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
TUNABLE CVD DIAMOND STRUCTURES	Issued	2,511,670	2,511,670		6/23/2006	11/29/2011
TUNABLE CVD DIAMOND STRUCTURES	Issued	1680/CHENP/2005	248,526		5/8/2012	7/22/2011
TUNABLE CVD DIAMOND STRUCTURES	Issued	2005/05434	2005/05434		12/22/2003	12/27/2012
DIAMOND HEAT SINK IN A LASER	Issued	10/925,217	8,133,320	1. A laser assembly, comprising: a laser material comprising at least one of a non- semiconducting solid, a gas, a chemical or other non- semiconductor laser material; a diamond in contact with the laser material, the diamond operable to transfer heat from the laser material, wherein the diamond has a thermal conductivity of greater than 2200 W/mK.	8/24/2004	3/13/2012
STRUCTURES FORMED IN DIAMOND	Issued	11/178,623	7,122,837	1. A device comprising: a layer of single crystal diamond; a waveguide formed in the layer of single crystal diamond; and an isolated N-V center optically coupled to the waveguide.	7/11/2005	10/17/2006

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
STRUCTURES FORMED IN DIAMOND	Issued	200680025412.40	200680025412.40		7/11/2006	10/13/2010
STRUCTURES FORMED IN DIAMOND	Issued	2008/00723	2008/00723		5/8/2012	6/27/2012
METHOD OF FORMING A WAVEGUIDE IN DIAMOND	Issued	11/996,482	8,058,085	1. A method of forming a waveguide in diamond, the method comprising: performing an ion implantation to define a strip of diamond within the diamond having a length and a high index of refraction; and heating the diamond to create areas on both sides of the diamond having a low index of refraction such that the strip of diamond is operable to conduct light along the length of the strip of diamond.	11/19/2008	11/15/2011
METHOD OF FORMING A WAVEGUIDE IN DIAMOND	Issued	13/295,752	8,455,278	1. A method of forming structures in diamond, the method comprising: forming a first mask on a diamond comprising a masked portion and an unmasked portion; implanting ions through the first mask’s unmasked portion; forming a second mask on the diamond comprising a masked portion and an unmasked portion; implanting ions through the second mask’s unmasked portion; and releasing at least a portion of the structure formed by the ion 34iborane34i on.	11/14/2011	6/4/2013
GALLIUM NITRIDE LIGHT EMITTING DEVICES ON DIAMOND	Issued	11/275,748	8,129,733	1. A diamond semiconductor device, comprising: a diamond substrate having hydrogen (H2) implanted to form a compliant layer at a top surface of the diamond substrate; and a layer of GaN grown on the top compliant surface of the H2 implanted diamond substrate such that the compliant layer reduces a lattice mismatch between the substrate and the layer of grown GaN.	1/26/2006	3/6/2012

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
GALLIUM NITRIDE LIGHT EMITTING DEVICES ON DIAMOND	Issued	13/410,693	8,435,833	1. A method comprising: implanting ions in a diamond substrate to provide a top compliant layer to form a top compliant surface on the diamond substrate; and bonding a layer of wide bandgap material on the top compliant surface of the ion implanted diamond substrate such that the compliant layer reduces a lattice mismatch between the substrate and the layer of bonded wide bandgap material.	3/2/2012	5/7/2013
BORON DOPED SINGLE CRYSTAL DIAMOND ELECTROCHEM ICAL SYNTHESIS ELECTRODE	Issued	10/977,267	8,974,599	1. An electrochemical synthesis electrode comprising: a CVD boron doped single crystal diamond plate for electrochemical synthesis, the CVD boron doped single crystal diamond free of grain boundaries; wherein the boron doped single crystal diamond is isotopically enriched with respect to at least one carbon isotope; and wherein the CVD boron doped single crystal diamond plate is able to withstand several orders of magnitude higher current than a polycrystalline diamond electrode without catastrophic failure during the electrochemical synthesis.	10/29/2004	3/10/2015

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
METHOD OF FORMING AN N-TYPE DOPED SINGLE CRYSTAL DIAMOND	Issued	10/977,568	7,459,024	1. A method of forming an n-type doped single crystal diamond, the method comprising: polishing a CVD grown single crystal seed having a (100) orientation; placing the seed in a substrate holder in a hot filament chemical vapor deposition reactor; evacuating the reactor to a pressure of less than 10 millitorr; backfilling the reactor with hydrogen having a purity of at least approximately 99.999%; providing power to the filament; heating the substrate holder to approximately 950° C.; adding 13C enriched methane containing phosphene to obtain a mixture of approximately 1% methane, 99% hydrogen containing approximately 100 ppm phosphene with a gas flow of approximately 100 sccm; converting part of the hydrogen to atomic hydrogen; after formation of a desired thickness of single crystal phosphorous doped diamond, terminating the flow of methane; after the end of flow of the methane, terminating the power; and cooling the substrate holder to room temperature.	10/29/2004	12/2/2008
METHOD OF GROWING BORON DOPED SINGLE CRYSTAL DIAMOND IN A PLASMA REACTOR	Issued	10/977,569	7,942,966	1. A method of growing single crystal diamond, the method comprising: polishing a CVD grown single crystal seed having a (100) orientation; placing the seed in a substrate holder in a plasma reactor; evacuating the reactor to a pressure of less than 10 millitorr; backfilling the reactor with hydrogen having a purity of at least approximately 99.999%; providing power to create a plasma ball; heating the substrate holder to approximately 900° C.; adding methane containing diborane to obtain a mixture of methane and hydrogen containing approximately 1000 ppm 38iborane; converting part of the hydrogen to atomic hydrogen; after formation of a desired thickness of single crystal boron doped diamond, terminating the flow of diborane; continuing the flow of methane for a predetermine d time after termination of the diborane; after the end of flow of the methane, terminating the power to extinguish the plasma ball; and cooling the substrate holder to room temperature.	10/29/2004	5/17/2011

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
A SINGLE CRYSTAL DIAMOND HAVING 12C, 13C, AND PHOSPHOROUS	Issued	10/977,083	7,560,086	1. A synthetic diamond comprising an alloy single crystal diamond composition consisting of 12C, 13C, and phosphorous.	10/29/2004	7/14/2009
SINGLE CRYSTAL DIAMOND TOOL	Issued	10/977,108	7,201,886	1. A diamond tool comprising: a shaped diamond having alternating layers of single crystal diamond wherein adjacent layers have lattice mismatch such that the diamond is strengthened; and a conductively doped single crystal diamond outer coating.	10/29/2004	4/10/2007
DIAMOND MEDICAL DEVICES	Issued	11/329,959	7,829,377	1. A method comprising: forming a patterned mask on a single crystalline CVD diamond; exposing the diamond to ion implantation through the mask at a selected energy level; processing the form a void proximate the implanted ions corresponding to the pattern on the mask, and exposing the diamond to ion implantation through the mask at multiple selected energy levels, wherein the void has a depth that is dependent on the energy levels of the multiple exposures, and wherein the void comprises a vertical via between channels at different levels of the diamond.	1/11/2006	11/9/2010

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
BORON-DOPED DIAMOND SEMICONDUCT OR	Issued	12/546,096	8,158,455	1. A method of fabricating a boron- doped diamond Schottky diode device, comprising: growing a first synthetic diamond region doped with boron; implanting hydrogen at a desired depth into the first synthetic diamond region; growing a second synthetic diamond region doped with boron in adensity different that the boron doping density of the first synthetic diamond region, the second synthetic diamond region grown on the first synthetic diamond region after implantation of hydrogen; and heating at least the first synthetic diamond region to separate the first synthetic diamond region at the depth of hydrogen implant; and forming a first metal contact attached to the first synthetic diamond region and a second metal contact attached to the second synthetic diamond region, wherein the less heavily boron-doped synthetic diamond region comprises a cathode of a Schottky diode.	8/24/2009	4/17/2012

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
A METHOD OF PROCESSING THE DIAMOND AND A MEDICAL DEVICE UTILIZING A DIAMOND SEMICONDUCTOR	Issued	200680007879.6	200680007879.6		1/11/2006	6/16/2010
GEMSTONE PRODUCTION FROM CVD DIAMOND PLATE	Issued	12/463,142	8,342,164	1. A method comprising: obtaining a plate of chemical vapor deposition formed diamond; cutting the plate into a plurality of geometrically optimized preforms; and finishing the preforms into cut diamond gemstones, wherein finishing the preforms comprises removing a defective perimeter.	5/8/2009	1/1/2013
GEMSTONE PRODUCTION FROM CVD DIAMOND PLATE	Issued	13/731,936	9,227,343	1. A method comprising: obtaining a plate of chemical vapor deposition formed diamond; cutting the plate into a plurality of geometrically optimized preforms; and finishing the preforms into cut diamond gemstones, wherein cutting the plate in a plurality of geometrically optimized preforms yields a plurality of interstices; and wherein the plurality of interstices are finished into ocut diamond gemstones.	12/31/2012	1/5/2016

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
DETECTION OF CHEMICAL VAPOR DEPOSITION GROWN DIAMOND	Issued	12/463,152	8,134,694	1. A method comprising: placing multiple diamonds on a surface; exposing the diamonds to short wavelength light; identifying diamonds that fluoresce red; and cooling the diamonds below room temperature prior to exposing the diamonds to short wavelength light.	5/8/2009	3/13/2012
DETECTION OF CHEMICAL VAPOR DEPOSITION GROWN DIAMOND	Issued	13/418,122	8,514,377	1. A method comprising: placing multiple diamonds on a surface; cooling the diamonds below room temperature; exposing the diamonds to light having a wavelength at or below 550 nm; and identifying diamonds that fluoresce between approximately 780 nm to 585 nm.	5/8/2012	8/20/2013
RETAIL COMPATIBLE DETECTION OF CVD GROWN DIAMOND	Issued	12/463,106	8,213,000	1. A system comprising: a radiation source to provide short wavelength light; a holder having a top surface on which to position a table of a gemstone to receive the light; a detector positioned to receive fluorescent light from the gemstone when the gemstone is a CVD grown gemstone; and a cooling device to cool the top surface of the holder, which is formed to then cool the gemstone positioned on the top surface of the holder.	5/8/2009	7/3/2012

TITLE	STATUS	Application #	Patent #	US Issued/Allowed Claims	Date Filed	Date Issued
RETAIL COMPATIBLE DETECTION OF CVD GROWN DIAMOND	Issued	13/491,301	8,553,208	1. A method comprising: placing a diamond on a top surface of a holder; cooling the top surface of the holder to cool the diamond below room temperature; exposing the cooled diamond to short wavelength light to cause a chemical vapor deposition formed diamond to fluoresce; and identifying the diamond as a chemical vapor deposition formed diamond as a function of the fluorescence.	6/7/2012	10/8/2013
CARBON GRIT	Issued	11/178,622	8,641,999	1. A method comprising: creating nucleation sites on a substrate; wherein the creating nucleation sites includes polishing the substrate with diamond grit and leaving some diamond grit particles embedded in the substrate, and wherein the diamond grit comprises diamond monocrystals; evacuating a CVD (chemical vapor deposition) chamber and backfilling the chamber to about 40 torr with hydrogen; heating a susceptor in the chamber to a temperature of at least approximatel y 600 ºC; applying power to a heat source; supplying a carbon source and a boron source to form a plasma proximate the heat source; forming atomic hydrogen proximate the susceptor; and growing carbon crystal grit comprising carbon and boron on the substrate about the nucleation sites.	7/11/2005	2/4/2014

Schedule 2.10(a)

AGREEMENTS/CONTRACTS EXCEEDING $50,000.00

Jay Grdina - CEO

Salary and Wages	$250,000.00/annual with 7.5% increase annually
Auto Allowance	$ 37,500.00
Phone Allowance	$ 5,000.00
Annual Diamond Allowance	$175,000.00
Total	$467,500.00

Steven Staehr - CFO

Salary and Wages	$200,000.00/annual
Auto Allowance	$ 11,250.00
Phone Allowance	$ 3,750.00
Annual Diamond Allowance	$ 32,000.00
cpa misc. reimbursement	$ 1,355.00
emp unpaid exp reports 3	$ 3,125.00
Total	$251,480.00

Gerald McGuire - COO

Salary and Wages	$180,000.00/annual
Total	$180,000.00

Stephen Adams - V.P.

Salary and Wages	$120,000.00/annual
Total	$120,000.00

Jessica DeMott - Executive Assistant

Salary and Wages	$67,000.00
Total	$67,000.00

Schedule 2.10(b)

AGGREGATE LIABILITIES EXCEEDING $100,000.00

1.       LEASE AGREEMENTS

1.	Lease Agreement for 411 University Ridge, Suite 110, Greenville, SC 29601- Lease ends August 31, 2023, at $9,500.00 per month until the lease end.

2.	Lease Agreement for 28 Global Drive, Suite 300, Greenville, SC 29607- 23,485 rentable square feet with start date of August 15, 2021 and end date of July 31, 2031 with option to extend for an additional 5 years. Lease terms are as follows: 1) Years 1-3 with a monthly base rent of $9,785.42; 2) Years 4-5 with a monthly base rent of $10,763.96; 3) Years 6-7 with a monthly base rent of $11,742.50; and 4) Years 8-10 with a monthly base rent of $12,721.04.

3.	Lease Agreement for 17767 N. perimeter Drive, Suite B115, Scottsdale, AZ 85255-Approximately 3,414 rentable square feet with start date of August 01, 2021 and end date of September 30, 2024. Lease terms are as follows: 1) Year 1 with a monthly base rent of $5,974.50; 2) Year 2 with a monthly base rent of $6,116.75; 3) Year 3 with a monthly base rent of $6,259.00.

2.       NOTES PAYABLE AND CONVERTIBLE NOTES

1.	Notes payable and convertible term notes as of September 30, 2021 consisted of the following:

●	We have a note with a private lender dated May 14, 2019, with an original principal balance of $100,000, and a maturity date of September 19, 2019. The terms were re-negotiated on April 15, 2020, thereby removing any provisions related to overdue principal balances. The due date was extended to December 31, 2022. Accrued interest through April 15, 2020, was assessed at $46,500, which can be paid in the Company’s common shares valued at $4 per share. The modified note bears interest at the rate of 36% per annum. The principal balance outstanding on the note as of September 30, 2021, is $72,500.

●	The Company has a $17,500 demand note payable to certain individuals who were formerly the management and others related to the company whose assets were acquired by the Company. The note is non-interest bearing and unsecured.

●	Notes with eight separate investors totaling $900,000. The notes contain an interest rate of 7% and mature on the second anniversary date of the respective notes. The notes have origination dates ranging from May to September 2019. Accrued interest is payable in common stock of the Company. The notes contained a voluntary conversion feature at any time prior to maturity for $4.00 per share of Common shares in the amount equal to the principal balance. The notes also contained a forced conversion feature that permits the Company to convert the remaining principal into restricted shares of the Company’s common stock. As of September 30, 2021, the balance outstanding on these convertible term notes is $900,000, with accrued interest of $131,063.

●	The Company had convertible notes with a discount with four separate investors totaling $1.75 million. The notes contain a provision that the debt will be paid through a conversion to common stock at a discount of 20%. As a consequence, the Company has imputed a discount of $350,000 as of the inception of the notes. The notes originated from July to September 2019. It is anticipated the conversion trading price of stock will be at $4 per share giving an effective conversion price of $3.20 per share after discount. As of September 30, 2021, the balance outstanding was $1.75 million, with an unamortized discount of $121,097.

●	From April 2021 to June 2021, we entered into senior secured convertible promissory notes with accredited investors for an aggregate original principal amount of $2,434,500. The outstanding principal and accrued interest on the notes are convertible, at the discretion of the holder, into shares of our common stock at a price that reflects a 35% discount from the price paid by investors in any transaction by us that occurs after the date of the notes with the principal purpose of raising equity capital in a private or public sale of our common stock in any amount. In connection with such senior secured convertible promissory notes, we issued to each noteholder a three-year warrant to purchase shares of our common stock in an amount equal to 50% of the number of shares received by the noteholder from the conversion of the note, which number of shares will increase to an amount equal to 75% of the number of shares received by the noteholder from the conversion of the note if either (i) we have not repaid the note in full, or (ii) we have not consummated an initial public offering of our common stock by the maturity date of each note. In addition, these noteholders also received an aggregate of 86,500 shares of our common stock as additional incentive for their investment. As of September 30, 2021, an aggregate of $2,434,500 of principal and interest were outstanding under these notes.

3.       ACCRUED COMPENSATION AND RELATED PAYABLES

1.       As of September 30, 2021, Accrued Payroll and Related consisted of $1,412,284.

2.       Working Capital Deficit to Key Vendors for future payments consists of $457,912. To date no Vendors have made any claims for payments from the Asset Purchase Agreement. We anticipate no claims forthcoming. Upon closing of our fiscal year end for 2022, the Company intends to convert the Working Capital Deficit into Paid-In Capital.

As of the Execution Date, the Company hereby agrees and undertakes that the capitalization table provided in Schedule 2.2 (b) above reflects and fully accounts for any shares which are issued or to be issued on account of all of the above mentioned liabilities.

Schedule 2.11(b)

CERTAIN TRANSACTIONS

1.	Lucid Technologies, LLC, a company controlled by John Grdina, who loaned money to the Company. As of September 30, 2021, Adamas owes Lucid $438,450.00.

2.	Mix1, LLC, a company who controlled by John Grdina, who loaned money to the Company. As of September 30, 2021, Adamas owes Mix 1 $3,500.00.

3.	PrivateCo, LLC, a company controlled by John Grdina, who loaned money to the Company. As of September 30, 2021, Adamas owes PrivateCo $5,100.00.

Schedule 2.12

REGISTRATION RIGHTS

1.	Registration Rights Agreement with Scio Diamond Technology Corporation dated November 30, 2018, has a mandatory registration for 300,000 common shares of stock in Adamas One Corp.

2.	Registration Rights Agreement by and between the Company and Note holders of an 8% Senior Secured Convertible Promissory Note as follows:

●	Right to Piggyback. (i) Whenever the Company is required or proposes to register any of its equity securities under the Securities Act (including primary and secondary registrations, and other than pursuant to an Excluded Registration) (a “Piggyback Registration”), the Company will give at least thirty (30) days prior written notice to all Holders of its intention to effect such Piggyback Registration and, subject to the terms of Section 1(b) and 0, will include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws and in any related underwriting) all Registrable Securities with respect to which the Company has received written requests for inclusion therein within twenty (20) days after delivery of the Company’s notice. Such written requests for inclusion will inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. Any Participating Investors may withdraw its request for inclusion at any time prior to executing the underwriting agreement, or if none, prior to the applicable registration statement becoming effective.

●	If a registration statement under which the Company gives notice under this Section 1 is for an underwritten offering, then the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 1 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration but are eligible for a future registration. For any Holder which is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and Family Group of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

●	Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their good faith opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration: (i) first, the securities the Company proposes to sell, (ii) second, any Investor Registrable Securities requested to be included in such registration by any Investor which, in the opinion of the underwriters, can be sold without any such adverse effect, pro rata among such Investors on the basis of the number of Registrable Securities owned by each such Investor, and (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

●	Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s equity securities and the managing underwriters advise the Company in writing that in their good faith opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, the Company will include in such registration: (i) first, the securities requested to be included therein by the Holders initially requesting such registration which, in the opinion of the underwriters, can be sold without any such adverse effect, (ii) second, the Investor Registrable Securities requested to be included in such registration, pro rata among the Participating Investors holding such Investor Registrable Securities on the basis of the number of Investor Registrable Securities owned by each such Participating Investors which, in the opinion of the underwriters, can be sold without any such adverse effect, (iii) third, other securities requested to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.

●	Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 1, whether or not any holder of Registrable Securities has elected to include securities in such registration. The Company shall give prompt written termination to all Participating Investors.

Schedule 2.13

PROPERTY LIENS

1.	John G. Grdina has a UCC-1 lien against Adamas One Corp., filed on 12/11/2019 at the South Carolina Secretary of State’s Office naming as collateral all equipment, patents, furniture and fixtures located at 411 University Ridge, Suite 110, Greenville, SC 29601.

2.	A Subordination Agreement by and between, Adamas One Corp., John G. Grdina, and Alexander Capital, L.P., dated April 14, 2021, whereby John G. Grdina has subordinated his UCC-1 lien pursuant to the Bridge Loan with Target Capital, L.P. up to the principal and interest amount of the loan.

Schedule 2.15

BALANCE SHEET CHANGES SINCE SEPTEMBER 30, 2021

NO CHANGES SINCE 9/30/2021.

Schedule 2.16

EMPLOYMENT AGREEMENTS

1.	Executive Employment Agreement by and between John G. Grdina and Adamas One Corp.- 5 year term for serving as CEO of Adamas One Corp.; base salary is as follows:

2019	$300,000
2020	$350,000
2021	$275,000
2022	$285,000
2023	$295,000
2024 and thereafter	20% more than Base Salary in the prior year

Equity compensation as follows:

2019	450,000 Restricted Common Stock Shares
2020	500,000 Restricted Common Stock Shares
2021	575,000 Restricted Common Stock Shares
2022	700,000 Restricted Common Stock Shares
2023	850,000 Restricted Common Stock Shares
2024 and thereafter	1,200,000 Restricted Common Stock Shares

Performance Bonus as follows:

i.	Gross Sales Greater than $1 Million USD. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $1,000,000 USD, then Executive shall receive a cash bonus in the amount of $50,000 USD.

ii.	Gross Sales Greater than $2 Million. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $2,000,000 USD, then Executive shall receive a cash bonus in the amount of $100,000 USD.

iii.	Gross Sales Greater than $4 Million. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $4,000,000 USD, then Executive shall receive a cash bonus in the amount of $200,000 USD.

iv.	Gross Sales Greater than $6 Million. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $6,000,000 USD, then Executive shall receive a cash bonus in the amount of $250,000 USD.

v.	Gross Sales Greater than $10 Million. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $10,000,000 USD, then Executive shall receive a cash bonus in the amount of $500,000 USD.

vi.	Gross Sales Greater than $20 Million. If the Gross Sales of the Company for any fiscal year of this Agreement is greater than $20,000,000 USD, then Executive shall receive a cash bonus equal to 2% of the Gross Sales of the Company for that fiscal year.

2.	Executive Employment Agreement by and between Steven Staehr and Adamas One Corp.- 3 year term for serving as CFO of Adamas One Corp.; base salary is as follows:

For all pay periods ending on or before December 31, Annual Base Salary

2019	100,000
2020	125,000
2021	200,000
2022 and thereafter	9% more than Base Salary in the prior year

For all pay periods ending on or before December 31, Annual Equity Compensation

2019	150,000 Restricted Common Stock Shares
2020	150,000 Restricted Common Stock Shares
2021	150,000 Restricted Common Stock Shares 2022 and thereafter 150,000
Restricted Common Stock Shares plus 9% more than the prior year

3.	Executive Employment Agreement by and between Gerald McGuire and Adamas One Corp.- 5- year term for serving as COO of Adamas One Corp.; base salary of $180,000.00, with stock grants of 200,000 restricted common shares per year.

Schedule 2.16(i)

EMPLOYEE SEVERANCE PACKAGES

John G. Grdina-CEO

1.	Acceleration. In the event that all or at least 50% of the stock or assets of the Company are sold, all compensation owed to Executive under this Agreement shall become immediately due and payable and Executive shall be paid a bonus equal to 200% his Base Salary and issued 1,000,000 shares of the restricted common stock of the Company.

2.	Compensation upon Termination. In the event that the Company terminates the Executive’s employment hereunder due to a Termination “for cause,” the Executive shall be entitled to any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated plus 90 days. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination “for cause” of this Agreement. If Executive is terminated “without cause” or if this Agreement is terminated by Executive, Executive is entitled any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated plus 90 days, Full Compensation (as herein defined) plus a severance payment comprising of 200% of his annual Base Salary for the year of termination and 1,000,000 shares of the common stock of the Company. “Full Compensation” shall mean all total executive compensation accruable under this Agreement, which shall include payment of all accruable Base Salary, Equity Compensation and Performance Bonuses that is payable to Executive under this Agreement as if earned in full.

Steven Staehr-CFO

1.	Acceleration. In the event that all or at least 50% of the stock or assets of the Company are sold, all compensation owed to Executive under this Agreement shall become immediately due and payable and Executive shall be paid a bonus equal to 125% of his Current Annual Base Salary and issued 250,000 shares of the common stock of the Company.

2.	Compensation upon Termination. In the event that the Company terminates the Executive’s employment hereunder due to a Termination “for cause,” the Executive shall be entitled to any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated plus 90 days. Except as otherwise contemplated by this Agreement, Executive will not be entitled to any other compensation upon termination “for cause” of this Agreement. If Executive is terminated “without cause” or if this Agreement is terminated by Executive, Executive is entitled any Base Salary, unpaid bonus, reimbursable expenses and benefits owing to Executive through the day on which Executive is terminated through the balance of the current employment agreement remaining. Full Compensation (as herein defined) plus a severance payment comprising of 100% of his annual Base Salary for the year of termination and 200,000 shares of the common stock of the Company. “Full Compensation” shall mean all total executive compensation accruable under this Agreement, which shall include payment of all accruable Base Salary, Equity Compensation and Performance Bonuses that is payable to Executive under this Agreement as if earned in full.

Gerald McGuire-COO

1.	Termination Without Cause or Termination by Employee for Good Reason. In the event Employee’s employment hereunder is terminated by the Company without cause or by Employee for Good Reason, Employee shall be entitled to receive any Accrued Benefits. In addition, commencing on the first payroll date following the date that is thirty (30) days following the Termination Date, the Company shall continue to pay Employee his or her Base Salary and health benefits (via reimbursement of documented COBRA premium expenses), in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for 3 month(s) for the first year Term of this Agreement and one additional month for the completion of each successive full year during the Term of this Agreement (the “Severance Period”); provided, however, in the event Employee is 40 years of age or older that remittance of the Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Employee, in a form reasonably satisfactory to the Company, within twenty-one (21) days following the Termination Date. In the event Employee fails to timely execute and deliver such a release in the form and manner as presented by the Company, the Company shall have no obligation to pay Severance Payments under this Agreement.

Stephen Adams- V.P.

1.	Termination Without Cause or Termination by Employee for Good Reason. In the event Employee’s employment hereunder is terminated by the Company without cause or by Employee for Good Reason, Employee shall be entitled to receive any Accrued Benefits. In addition, commencing on the first payroll date following the date that is thirty (30) days following the Termination Date, the Company shall continue to pay Employee his or her Base Salary and health benefits (via reimbursement of documented COBRA premium expenses), in accordance with customary payroll practices and subject to applicable withholding and payroll taxes (the “Severance Payments”), for 2 month(s) for the first year Term of this Agreement and one additional month for the completion of each successive full year during the Term of this Agreement (the “Severance Period”); provided, however, in the event Employee is 40 years of age or older that remittance of the Severance Payments shall be conditioned upon the execution, non-revocation, and delivery of a general release of claims by Employee, in a form reasonably satisfactory to the Company, within twenty-one (21) days following the Termination Date. In the event Employee fails to timely execute and deliver such a release in the form and manner as presented by the Company, the Company shall have no obligation to pay Severance Payments under this Agreement.

Schedule 2.16(f)

ADAMAS ERISA PLANS

NONE.

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

(SEE ATTACHED SEPARATELY)

EXHIBIT D

FORM OF INVESTORS’ RIGHTS AGREEMENT

(SEE ATTACHED SEPARATELY)

EXHIBIT E

FORM OF MANAGEMENT RIGHTS LETTER

(SEE ATTACHED SEPARATELY)

EXHIBIT F

FORM OF RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

(SEE ATTACHED SEPARATELY)

EXHIBIT G

FORM OF VOTING AGREEMENT

EXHIBIT H

FORM OF LEGAL OPINION OF GREENBERG TRAURIG, LLP